Exhibit 99.2

VIAVID
communications simplified.

RadNet, Inc.

Fourth Quarter 2023 Financial Results Conference Call

March 1, 2024

C O R P O R A T E P A R T I C I P A N T S

Howard Berger, MD, President and Chief Executive Officer

Mark Stolper, Executive Vice President and Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies

David MacDonald, SunTrust

John Ransom, Raymond James

Gary Taylor, TD Cowen

Larry Solow, CJS Securities

Ed Kressler, TPG Angelo Gordon

Jim Sidoti, Sidoti & Company

P R E S E N T A T I O N

Operator

Good day and welcome to the RadNet Inc. Fourth Quarter 2023 Financial Results Conference Call.

All participants will be in a listen-only mode. (Operator instructions).

After today’s presentation, there will be an opportunity to ask questions. (Operator instructions).

Please note this event is being recorded.

I would now like to turn the conference over to Mark Stolper, Executive Vice President and Chief Financial Officer at RadNet. Please go ahead.

2

Mark Stolper

Thank you. Good morning ladies and gentlemen, and thank you for joining Howard Berger and me today to discuss RadNet’s fourth quarter and full year 2023 financial results.

Before we begin today, I’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2023, filed yesterday.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like now to turn the call over to Dr. Berger.

Howard Berger

Thank you, Mark. Good morning everyone, and thank you for joining us today.

On today’s call, Mark and I plan to provide you with highlights from our fourth quarter and full year 2023 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our company and for dedicating a portion of your day to participate in our conference call this morning.

Let’s begin.

I am very pleased with the strong performance in our fourth quarter. The Imaging Center segment revenue increased 8.6% and Adjusted EBITDA increased 11% from last year's fourth quarter, resulting in RadNet quarterly records for both revenue and Adjusted EBITDA. The performance was the result of a continuation of strong industry trends and execution on a multipronged growth strategy focused on driving same-center performance, the expansion of existing and establishment of new health system partnerships and investments made in de novo imaging centers, and newer technologies of equipment, software and AI solutions. We experienced a 7.9% aggregate and 5.5% and same-center procedural volume growth in this year's fourth quarter relative to last year's same quarter.

Demand for RadNet's services remains robust in virtually all core markets. as outpatient imaging continues to be shifted from more expensive hospital settings towards more cost-efficient ambulatory sites like the ones RadNet operates. Contributing to the record Adjusted EBITDA performance was also a labor market that, while still challenged to attract and retain talent, has stabilized and improved since its most challenging post-COVID periods.

3

We continue to focus on strengthening the balance sheet by managing liquidity and financial leverage. At the year end 2023, RadNet's cash balance was over $342 million, and the net leverage ratio was under 2x Adjusted EBITDA. Our days sales outstanding, DSOs, at December 31, 2023, was 32 days, RadNet's historic low and we believe among the lowest in the industry.

The improvement in revenue cycle operations and collections has contributed to the ability to make important investments in the future of RadNet, particularly in the area of de novo facility development. We began a significant de novo expansion strategy in 2022, which continued throughout 2023. We are making extraordinary capital investments in developing facilities which should improve our capacity and patient access. RadNet should begin benefiting from the financial contribution of these facility openings in 2024, during which we expect to see our first patients in about a dozen of these new centers. These de novo centers are located in markets where we are experiencing patient backlogs, require additional capacity, or in locations where we currently lack access points to service identified patient populations.

A second area of investment in focus has been in expanding joint venture and health system initiatives. We currently have 24 system joint ventures representing over 35% of our 366 centers. We continue to believe that we could have more than half of our centers in health system partnerships within three years. As an example, in September of 2023 we announced a significant expansion of our relationship with Cedars-Sinai Medical Health System in the Los Angeles area, establishing a new joint venture called Los Angeles Imaging Group, as well as broadening an existing three-center joint venture, Santa Monica Imaging Group, to include the contribution of seven additional centers from both RadNet and Cedars-Sinai. Forward thinking and entrepreneurial health systems like Cedars-Sinai are increasingly seeking a long-term viable strategy for diagnostic imaging and RadNet represents an attractive strategic direction for these organizations. As we look ahead to 2024, we anticipate the expansion of several health system relationships and the establishment of new joint venture relationships.

Tuck-in acquisitions will also remain an active part of RadNet's growth, strategy and investment. The diagnostic imaging industry remains fragmented and smaller operators are unable to provide the patient access and level of care that can be facilitated today with investments in newer hardware, software and artificial intelligence technologies. Furthermore, the rising cost of capital, increased interest rates, reimbursement pressure from Medicare and other private payors, and the necessity of scale drive efficiencies and profitability, made joining the RadNet network more attractive than ever. In 2023, we completed several tuck-in acquisitions in Southern California, New York and Delaware.

Earlier this week, some of you may have seen the announcement that we signed a definitive agreement to purchase the assets of seven imaging centers in the Greater Houston, Texas metropolitan area from Houston Medical Imaging. Houston represents the first new geographical market RadNet will have entered since 2020. The Houston metropolitan marketplace encompassing about 7.3 million people is the fourth most populous city and the second fastest-growing metropolitan area in the United States. Houston Medical Imaging with its seven well-recognized facilities, approximately 140 team members and over 20 radiologists has been a stable factor in the radiology market in used for over 30 years, and we believe HMI is a platform for which to grow a new core network for RadNet.

We are confident of the opportunity for further acquisitions, de novo buildouts, health system partnerships and other means of expansion which include bringing our AI and leading-edge clinical and operating Digital Health solutions to the patients and referring communities of the Greater Houston area.

As we move further in 2024 and beyond, we will continue to have a disciplined approach to evaluating opportunities to expand outside of our core markets.

We continue to invest and pursue growth opportunities in artificial intelligence and radiology software solutions. The implementation of our enhanced breast cancer detection, EBCD screening mammography service, is continuing on the West Coast. We are now fully implemented in Southern California and Arizona and will begin rolling out the program in approximately 18 Central and Northern California mammography locations in March. We are pleased to report that we are experiencing higher initial adoption rates on the West Coast as a result of the learnings from our East Coast experience.

4

We continue to work with our partners in the United Kingdom and the expansion of the targeted lung health check lung cancer screening program, where DeepHealth's Aidence division is providing the principal AI solution in the four-country rollout. We expect to see continued growth in Aidence from this program and other similar lung stream programs during 2024. In 2023, our AI segment revenue grew 278% from these initiatives and AI revenue in 2024 is anticipated to grow over 65% with continued adoption of artificial intelligence solutions. We further believe that RadNet's AI business will reach Adjusted EBITDA breakeven by year end 2024.

In 2023, we announced the development of our DeepHealth OS AI-powered health informatics portfolio, designed to dramatically drive efficiency and transform the role of radiology in healthcare. At the heart of that offering is a cloud native operating system which leverages both clinical AI that improves disease detection and generates a generative AI to efficiently orchestrate patient engagement and care delivery. We will begin internal implementation during 2024 and expect that many of the DeepHealth OS tools will be incorporated into the RadNet workflow by year end. The expectation is that external customers, including the over 200 current customers of eRAD, could begin licensing the commercialized DeepHealth OS solutions beginning early in 2025.

This brings me to the final point I would like to make before turning the call back to Mark. In last meeting's financial results press release, we announced the formation of the RadNet Digital Health financial reporting segment, effective January 1, 2024, which combines the current eRAD and DeepHealth OS software businesses into what was our clinical AI reporting segment throughout 2023. As we have been growing our eRAD software solutions and AI businesses separately, we have increasingly recognized that these businesses are quite different than our core Imaging Center business in terms of their operational and financial profile and that they require a different level of focus and expertise to manage. Over the past year, we have been able to attract an executive team with experience in managing Digital Health businesses.

The financial impact of these Digital Health businesses has great potential for RadNet, both as a customer of the DeepHealth OS and AI solutions and, of course, as the owner of these businesses, which sell their solutions to customers outside of RadNet. Software businesses and, in particular, SaaS-based models can operate at significantly higher margin than RadNet's core imaging center segment and require less capital investment. The Digital Health segment is projected to be profitable in 2024 and grow in the range of approximately 20% to 40% in 2024 over 2023.

At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our fourth quarter and full year 2023 performance, as well as discuss our 2024 guidance. When he is finished, I will make some closing remarks.

Mark Stolper

Thank you, Howard.

I’m now going to briefly review our fourth quarter and full year 2023 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our fourth quarter and full year 2023 performance. I will also provide 2024 guidance levels which were released in this morning’s—or I should say last night’s financial press release.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, and non-cash equity compensation. Adjusted EBITDA includes equity and earnings of unconsolidated operations and subtracts allocations of earnings to noncontrolling interest and subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc. common shareholders is included in our earnings release.

With that said, I'd now like to review our fourth quarter and full year 2023 results.

5

For the fourth quarter of 2023, RadNet reported revenue from its Imaging Center reporting segment of $415.3 million and Adjusted EBITDA of $68.3 million. This excludes AI revenue of $5.1 million and AI Adjusted EBITDA losses of $2.5 million during the quarter. As compared with the last year's fourth quarter, Imaging Center segment revenue increased $32.8 million or 8.6% and Adjusted EBITDA increased $6.7 million or 11%.

Including our AI reporting segment, total company revenue was $420.4 million in the fourth quarter of 2023, an increase of 9.5% from $383.9 million in last year's fourth quarter. Including the Adjusted EBITDA losses of the AI reporting segment of $2.5 million in the fourth quarter of 2023 and $4.3 million in the fourth quarter of 2022, total company Adjusted EBITDA was $65.8 million in the fourth quarter of 2023 and $57.2 million in the fourth quarter of 2022, and a growth rate of 15%.

For the fourth quarter of 2023 as compared with the prior year's fourth quarter, MRI volume increased 13.2%, T volume increased 11.3% and PET/CT volume increased 18.5%. Overall volume, taking into account routine imaging exams inclusive of xray, ultrasound, mammography and all other exams, increased 7.9% over the prior year's fourth quarter.

On a same-center basis, including only those centers which were part of RadNet for both the fourth quarters of 2023 and 2022, MRI volume increased 10.8%, CT volume increased 8.2% and PET/CT volume increased 17.4%. Overall same-center volume, taking into account all routine imaging exams, increased 5.5% over the prior year same quarter.

Adjusting for a number of unusual or one-time items impacting the fourth quarter of 2023, adjusted earnings from the Imaging Center reporting segment was $13.7 million and diluted adjusted earnings per share was $0.20 during the fourth quarter of 2023 as compared with $0.11 during the fourth quarter of 2022.

The unusual or one-time items impacting the fourth quarter of 2023 excluded in calculating adjusted earnings were as follows: $7.2 million of non-cash loss from interest rate swaps; $621,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $880,000 of expenses related to leases for de novo facilities under construction that have yet to open their operations; $222,000 a of acquisition transaction costs; $429,000 gain from a valuation adjustment for contingent consideration related to acquisitions; $1.3 million of noncapitalized research and development investments in the DeepHealth cloud-based OS and generative AI solutions; $5.1 million loss on lease abandonment; and $5 million of pretax losses related to our AI reporting segment.

On an unadjusted basis for the fourth quarter of 2023, RadNet reported a net loss of $1.9 million as compared with a net loss of $934,000 for the fourth quarter of 2022. Net loss per share for the fourth quarter of '23 unadjusted was negative $0.03 compared with a net loss per share of negative $0.02 in the fourth quarter of 2022, based upon a weighted average number of diluted shares outstanding of 67.9 million shares in 2023 and 57 million shares in 2022.

With regards to some specific income statement accounts, overall GAAP interest expense for the fourth quarter of 2022 was $16.6 million. This compares with GAAP interest expense in the fourth quarter of 2022 of $15.4 million. Cash paid for interest during the period, which excludes non-cash deferred financing expense, accrued interest and payments to and from swap counterparties was $5.6 million as compared with $8.9 million in the fourth quarter of last year. The lower cash paid for interest in this year's fourth quarter was a function of the timing of our SOFR elections on our term loan despite higher interest rates in the fourth quarter of 2023 relative to last year's fourth quarter.

For full year 2023, we reported revenue from our Imaging Center reporting segment of $1.604 billion and Adjusted EBITDA, excluding losses from the AI reporting segment of $245.1 million. In 2023, revenue increased $178.5 million or 12.5% and Adjusted EBITDA increased $36.1 million or 17.2% as compared with 2022.

For 2023, Adjusted EBITDA margin for the Imaging Center segment was 15.3%, an increase of 60 basis points from 2022, which had a 14.7% Adjusted EBITDA margin.

6

Including our AI segment—total company revenue of $12.5 million. Total company revenue was $1.617 billion for full year 2023, an increase of 13% from $1.430 billion in 2022. Including Adjusted EBITDA losses from the AI segment of $12.8 million, total company Adjusted EBITDA for 2023 was $232.3 million as compared with $192.5 million in 2022, an increase of 20.7%.

For the year ended December 31, 2023, as compared with 2022, MRI volume increased 13.3%, CT volume increased 12.5%, and PET/CT volume increased 18.8%. Overall volume, taking into account routine imaging exams inclusive of xray, ultrasound, mammography and all other exams, increased 10,4% for the 12 months of 2023 over 2022.

For 2023, RadNet reported net income of $3 million, a decrease of approximately $7.6 million over 2022. Per share diluted net income for the full year of 2023 was $0.05 compared to a diluted net income per share of $0.17 in 2022 based upon a weighted average number of diluted shares outstanding of $64.7 million in 2023 and $57.3 million in 2022.

With regards to some specific income statement accounts, overall GAAP interest expense in 2023 was $64.5 million. Adjusting for the impacts from items such as amortization of deferred financing fees, accrued interest and payments to and from swap counterparties on interest rate swaps and net of interest earned on our cash balance, net cash interest expense was $38.3 million in 2023.

With regards to our balance sheet, as of December 31, 2023, unadjusted for bond and term loan discounts, we had $465.3 million of net debt, which is our total debt at par value that's our cash balance. Note that this debt balance includes RadNet's ownership percentage of New Jersey Imaging Network's net debt of $63.2 million for which RadNet is neither a borrower nor a guarantor. As of year end 2023, we were undrawn on our $195 million revolving line of credit and had a cash balance of $342.6 million.

At December 31, 2023, our accounts receivable balance was $163.7 million, a decrease of $2.7 million from year end 2022 and despite revenue being up 13% during 2023. This was the result of improved revenue cycle performance and collections efforts. These improved efforts caused our DSO to decrease from 38.8 days at December 31, 2022, to 32 days at December 31, 2023, which is our all-time low.

Throughout 2023 we had total capital expenditures net of asset dispositions and the sale of imaging center assets and joint venture interests of $153 million. This amount excludes $18.6 million of capital expenditures of New Jersey Imaging Network, a one-time $19.8 million purchase on a promissory note of equipment previously leased under operating leases, and a $5 million purchase of software and other intellectual property from a vendor. Capital expenditures in 2023 were higher than we originally budgeted as a result of the construction of certain de novo facilities that became operational towards the end of 2023 or expected to become operational within 2024.

As some of you may have seen in the financial results press release we made last night after market close, and as discussed by Dr. Berger in his earlier remarks, starting with our fiscal 2024, we are changing our operating and financial reporting segments. Specifically, the eRAD software businesses and related health informatics businesses that were reported as part of our Imaging Center segment throughout 2023 will now be combined with our artificial intelligence segment to form a new Digital Health financial reportable segment, starting with the first quarter of 2024.

The eRAD and informatics businesses embedded within the Imaging Center segment in 2023 were highly profitable. These businesses produced $37.1 million of revenue, had $16.4 million of operating expenses, and earned $20.7 million of Adjusted EBITDA.

For the purpose of understanding and evaluating our 2024 guidance, in last night's financial press release, we restated our 2023 operating segment results to be presented as if the two new operating segments—meaning the Imaging Center segment and the Digital Health segment—existed as of January 1, 2023.

While I'm not going to run through all the numbers on this call, I will emphasize some important points. First, on the core Imaging Center segment, we are anticipating revenue growth in 2024 to be as much as 8.5%, and we expect Adjusted EBITDA growth in 2024 from the Imaging Center segment to be 11.4% to 15.8%.

7

While we continue to make elevated capital expenditures in 2024, the aggregate amount is anticipated to be approximately 10% to 15% less than what we spent in 2023. We are also expecting free cash flow in the Imaging Center segment to approximately double in 2024.

On the new Digital Health reportable segment, we are anticipating revenue growth in 2024 of between 21% and 41%, and Adjusted EBITDA growth of between 51% and 77%. The majority of the revenue growth is anticipated from both the continued Enhanced Breast Cancer Detection, or EBCD, implementation and from our lung and prostate AI licensing businesses, particularly in Europe. The AI portion of our Digital Health business is projected to grow by over 65% and is anticipated to reach breakeven by year end 2024 from an Adjusted EBITDA standpoint.

Finally, our Digital Health segment guidance reflects the substantial investment we are making in the development of our DeepHealth OS cloud-based operating system and the generative AI modules that could lower our costs and increase efficiency in the areas of patient scheduling, preauthorization, insurance verification and revenue cycle. We believe this research and development investment will pay dividends both in our core imaging center business and for the current and future customers outside of RadNet.

I'd now like to turn the call back over to Dr. Berger, who will make some closing remarks.

Howard Berger

Thank you, Mark.

As we look to 2024, we have reasons to remain enthusiastic about our future. The core imaging business is healthy and growing, procedural volumes and patient demand are strong, payors and patients are increasingly moving procedural volumes to our centers and away from hospital-based imaging operations that charge prices that are unsustainable in a healthcare system attempting to manage costs.

In addition to the site of care shift taking place, the overall industry continues to grow, driven in part by advances in technology, which drives more medical indications for ordering diagnostic imaging procedures. Additionally, the population is aging and growing, and continues to see non-invasive, preventive and cost effectiveness, all in sectors that continue to see (audio interference) are beginning to take off.

RadNet is ideally positioned for long-term growth and success in this dynamic marketplace. In a period where the cost of capital has risen significantly, we remain modestly leveraged and have more liquidity and capital resources as compared with virtually all of our other scale operators in the industry. This places us in the best position to pursue growth opportunities, both organic and inorganic, in a time period where many others do not have the financial capacity or flexibility.

Perhaps the most important aspect of this report is the formation of the RadNet Digital Health position. The future of healthcare will be substantially driven by artificial intelligence, and radiology can lead the way. A successful AI initiative relies on scale operations and access to large data sets. RadNet has accumulated both of these components over several decades of existence. The newly created Digital Health division will allow our stakeholders to better recognize the growth and success of this essential component of the RadNet family of services.

In conclusion, we have never been more excited than we are today about what lies ahead for RadNet. We feel as if we are better positioned today than at any other time in our history to execute on the multifaceted strategy that we have created. We look forward to updating our stakeholders throughout the rest of 2024 on our progress.

Operator, we are now ready for the question-and-answer portion of the call,

Operator

We will now begin the question-and-answer session. (Operator instructions).

At this time, we will pause momentarily to assemble our roster.

The first question today comes from Brian Tanquilut with Jefferies. Please go ahead.

8

Brian Tanquilut

Hey, good morning guys and congrats on a solid quarter and a solid year. Maybe Howard, I'll ask you first. Obviously, volumes have been pretty strong and the outlook for 2024 looks like you're expecting continued strength in volumes. Just curious what you're seeing there. Then maybe if there's anything you can share with us in terms of the differentiation and performance between your JV centers versus the non-JV ones from a same-store or from a volume perspective as well?

Howard Berger

Hi Brian, thank you. Let me try to answer this in two parts. As far as overall volume is concerned, we do have significant backlogs virtually in all of our markets. Part of that is driven by demand. Part of it is driven by the continued challenge that we have for labor. And while I believe that, that has improved and began that turnaround and perhaps the second part of 2023 and is continuing into 2024, it still does compromise the ability for us to access all of the capacity that we've created. But we feel that this issue will continue to be dealt with, both through aggressive talent acquisition tools that we're employing as well as programs that we're using to help provide the educational support to overcome the shortage of technologists and other administrative personnel.

Part of this, you may have seen the announcement with the collaborative venture that we have with a nonprofit organization here in Southern California called JVS that we announced about two weeks ago. This will be an ongoing initiative on our part. I should say that part of this problem will also be attended to by the development of the generative AI portion of our DeepHealth OS solutions, which we expect to begin implementing in the second half—in the RadNet centers, that is, in the second half of the 2024 calendar year.

In regards, Brian, to the volumes differential, if you want to use that, or difference between joint venture centers and wholly-owned centers, one of the reasons that we are bullish and looking to increase the percentage of centers that are under joint venture is for the very reason that when we combine the talents of RadNet as well as the health systems aggressive nature of enrolling or incorporating physician delivery services, we have seen a shift from local competitors, or even their hospitals, into our centers, which has driven better profitability for them and for us.

If it were possible, I wouldn't mind having all soon to be 400 centers that we're going to have into joint ventures, simply because I think in addition to operational efficiencies as well as volume drivers, we also have better discussions or more robust discussions with the payors for reimbursement. So that portion of our business, which I think we started to more aggressively pursue three years ago I think is one of the major contributors in the company's success and which we think is a very appropriate place for us to be in the overall healthcare marketplace, as well as under the current economic circumstances.

Brian Tanquilut

I appreciate that, Howard. Then maybe my second question, as I think about your decision to enter Houston, obviously a little bit of a deviation from your legacy strategy of being on the coasts, right? Just curious what the thought process was and what it is about the Houston market that attracted you there, and then maybe sort of the expansion plan, right? Because you obviously price part of your strategy like being deep in the market so -- and even joint ventures, as you said. So, just curious how you're thinking about the roll out of your RadNet model into the Houston market.

Howard Berger

Well, as I've talked about in the past, Brian, we don't necessarily have a business development team that goes knocking on doors. We're looking for motivated sellers, and whether those sellers are in the markets that we're currently in or whether they're in markets that we might look to grow into, this was a situation where the operator had been looking for an exit strategy and did want to roll up into a larger operation, both for a number of the reasons that Mark mentioned in his remarks about scale and stability, as well as access to capital and new technologies. When this operator approached us, he had already looked at the landscape of other opportunities and felt that we were clearly best of breed, if you will. So over the last several months, we've had an active negotiation with him as we assess the marketplace.

9

Perhaps one of the major drivers is the size of the Houston marketplace and perhaps a little less regulatory issues than we're used to experiencing in some of our other major metropolitan marketplaces. Houston tends to be a more friendly—or Texas, in particular in Houston, tend to be a more attractive marketplace, and we were just looking for the right entry point. We had opportunities in the past, but never one that we felt was a good platform company. This operator has a history in that market of successful operations and growth, a very well recognized professional group and the desire to expand.

We are working and assessing other opportunities as we talk in that marketplace, which I think you'll hear more from us about later in this year. The expression that we like to use is that we're not a buy-and-hold, we’re a buy-and-build. So in any market, a new market that we want to go into, we look for our growth strategy, and given the demographics of that marketplace, given the size of the population and similar problems that people are having in other markets where there's a lot of demand and not a lot of capacity, we felt it was a good place to raise the RadNet flag. We have high expectations for the Houston market as part of our next core marketplace.

Brian Tanquilut

Awesome. Thank you, Howard.

Howard Berger

Thanks, Brian.

Mark Stolper

Thanks, Brian.

Operator

The next question comes from David MacDonald with SunTrust. Please go ahead.

David MacDonald

Thank you. Good morning, guys. Congratulations. Just a couple of quick questions. One, kind of coming back to Brian's capacity volume backlog question, I was wondering, can you just spend a minute talking about some of the ongoing investments you guys have made around new equipment? The benefits that that's driven in terms of freeing up capacity, shorter scan times, etc., and is there additional opportunity around technology to kind of further alleviate some of the pressure on the capacity side?

Howard Berger

Good morning, David. Absolutely. We've made a number of investments to kind of test the theory of shorter scan times and remote operational control, both of which have been very successful and which we will now continue to invest in. Particularly when it comes to MRI scanning, where the history of MRI over the years has reduced scan times from 45 minutes to an hour down to 30 minutes then down to 20, the new technology, which is a total software implementation can reduce that scan time further, perhaps down to as little as 10 minutes on certain exams. Buying this software is relatively less expensive than it is to obviously buy another MRI system, and you don't have the kind of costly investment in the facility to site equipment. So I believe that is one of the benefits that we're seeing from the increased volume that we had in 2023, particularly in the second half of the year.

Another one, though, is the technology related to the ability to have one remote technologist control the operation of several scanners. This can be for MR and for CT scanning, and we believe we can expand this into ultrasound and perhaps even mammography, which we're now looking at.

10

Part of the initiative in our Digital Health division will be to develop some of these tools internally where we can amortize the cost of that over all of our systems and not necessarily have it be a serial investment that we have to incur for every piece of equipment.

So I think with the success that we had again in the second half of the 2023 year and with the roll-off for more of these centers, it will also not only, I believe, help us with the scan time efficiencies, but help us address this shortage of personnel, particularly technologists that can allow us to have what we call super techs overseeing this, and then tech aids at our individual centers and not necessarily fully licensed technologists.

This part of the creativity aspect of RadNet is something that we think we've been good at, but which now given, I think, the investment that we're talking about, being capable of making both because of our financial liquidity as well as in the technology side of the business can't be underestimated.

I think it's important for all of our stakeholders to recognize that whether we're talking about artificial intelligence or the equipment itself, our business is very highly technologically driven. All of the tools that we can use to let technology do the work will ultimately inure to the benefit of our performance, both in terms of new procedures, adding capacity and lowering overall costs.

I think there's a multifaceted approach to our investment thesis where we're not just developing these tools so that we can sell them, but, given the scale that we have and the data that we have, nobody is better at developing these tools than we are internally.

David MacDonald

I guess just two other quick questions. Look, I realize it's extremely early but I'm just curious the reaction, if any, that you've gotten within the Houston market. I mean it's a huge market. There's a ton of hospital systems in that market. I'm just kind of curious, any initial reactions or incomings in terms of conversations, opportunities, etc.? Just any general comments there.

Howard Berger

Well, I don't think we've had much reaction as yet, Dave, because it's very early on and we haven't closed the transaction. We've signed a definitive agreement. We expect to close the transaction next month in April. But some early indications are that people are excited about us coming into the marketplace to bring tools that we are now identified with, as well as other operators that may not have perhaps assist the desirability of consolidating into a bigger operator.

There’s active discussions right now. We expect that we'll hear from some of the hospital systems in that marketplace too, because some of the hospitals that we have joint ventures with are on a national scale and have operations in the Texas marketplace. I think this will be a reaction, if you will, that will have a ripple effect, not only in Texas, but maybe in other areas that we wanted to signal that we're open for business and ready to look at win-win opportunities no matter where that market might be.

David MacDonald

Okay. Then just last one. I'm curious, are you servicing or have you begun to service any Alzheimer's patients at this point? If and when that opportunity starts to ramp more meaningfully, is there anything we should think about in terms of either disproportionate opportunities or governors as that volume starts to ramp?

Howard Berger

Yes. Another good question, Dave. We just recently went through the credentialing process and making certain that the systems, the MR scanners in particular, and the PET/CT scanners that we have, have the appropriate protocols here. So far, we have either performed or have on the books 100 of these procedures that we will be performing and the questions come in—the requests come in daily for this. We expect this to be a significant opportunity for the company as we move through this. If we make any comparison to the success that we've achieved in PET/CT scanning for prostate cancer, it should be a significant contributor in 2024, but moreso probably in 2025.

11

I also want to emphasize that it's not just doing the scan for the Alzheimer's disease itself, which currently is done with either PET/CT or PET/MR equipment but it's also been the requirement for follow-on MRI scanning of the brain to assess any kind of side effects, which some of these drugs have demonstrated that they're capable of doing. The protocol that we're currently going to be adhering to will be that there would be, I think, a minimum of four MRI scans on any patient that is identified as a candidate for the new Alzheimer drug therapy. So the ripple effect of this could be quite substantial. This is another reason why we have to be very focused on capacity issues.

Mark Stolper

It's pretty exciting, Dave, because our PET/CT business is already the fastest-growing part of our company, albeit it's a small percentage of our volume, roughly 0.6% of our volume, but it does represent between 6% and 7% of our overall revenue. It grew 18.5% in the fourth quarter. Over the full year from '23 to '22, it grew 18.8%. That's mostly not from the Alzheimer's opportunity; it's mostly from the PSMA prostate scanning that has been exploding. So if you layer on top this Alzheimer's opportunity, which we think is coming to fruition, having already scanned 100 patients—and by the way, those 100-plus patients we've scanned has all been in the last four months or so—as these patients get qualified to get these amyloid PET/CT studies, we think that this is going to be a big growth driver, potentially in '24, but certainly beyond '24.

David MacDonald

Okay. Thank you very much.

Howard Berger

Thank you, Dave.

Operator

The next question comes from John Ransom with Raymond James. Please go ahead.

John Ransom

Hey, good morning. Congrats, guys. Mark, I'm going to challenge you with the math question. I don’t know if you’ve got your HP-12c all fired up, ready to go?

Howard Berger

He doesn't have that but he has his pen, John.

Mark Stolper

I have an abacus in front of me.

John Ransom

That's funny. If you think about the EBITDA in '24, how much of that is from acquisitions and de novos that did not exist in '23? Then to kind of pile onto that question, if we think about the run rate of that EBITDA going into '25, how much higher is it, the run rate for the full year versus layering it in during the year? I'm thinking about your acquisitions and de novos, '24 over '23, and then kind of the jumping off point for '25. Thanks.

12

Mark Stolper

Sure. With respect to acquisitions, it's very small, the contribution. Because the Houston deal was already announced, we included the remaining period of this year from closing that transaction. We did a small acquisition earlier in this year in Antelope Valley in California. So, the contribution in our EBITDA for next year, the $250 million to $260 million number is less than $10 million in terms of our acquisitions.

With respect to de novo facilities, I don't have that number exactly in front of me, but my recollection is that the centers that are outside of the same-center due to de novos that we opened up in 2023 is probably in the range of I would say—let me just look at something here. I've got a report in front of me—another $5 million to $6 million. Between those two, I would say, between $10 million to $15 million, probably closer to $15 million of our $250 million to $260 million of EBITDA is coming from the contribution of those acquisitions I mentioned, as well as the de novo centers that are ramping.

John Ransom

My other question is, if we look at eRAD plus AI, what's the exit rate of EBITDA? As AI gets to breakeven, what are you contemplating in terms of the exit rate of that EBITDA versus the full year? If we think about '25, what's bridging that to '25?

Mark Stolper

The revenue that we have projected for the year is $60 million to $70 million. There's going to be higher revenue in the fourth quarter due to the ramp of EBCD, which I would say—I'm just thinking here—we might closer—if you look, if you divided the $60 million, let's say, by four quarters, you'd be doing $15 million a quarter. I'd say by exiting that year, we'd probably be closer to a $20 million quarter. That's just a gut feel. I don't have the budget in front of me.

John Ransom

And AI being kind of breakeven in the fourth quarter from a loss today.

Mark Stolper

AI being breakeven on an EBITDA basis by the fourth quarter.

John Ransom

Yes. Okay. That's a lift. And then lastly, if you could be Markadamus, when would you say you’d get the first meaningful payor participation in your AI, covering the AI costs? Or do you think it's an out-of-pocket expense for the foreseeable future?

Howard Berger

I don't think I could predict, John, when we're likely to see that. Unfortunately, in conversations that we've had with the payors, there's always a hesitation on their part to incur additional expense when they may not intellectually be able to get themselves comfortable with what that payback is.

13

I believe that what will happen—and it may take another year and a half to two years is that as the adoption of AI continues on a private pay basis that the pressure will mount on the part of the commercial payors to reimburse for this once we've been doing it long enough to demonstrate that there is a significant improvement in the cancer detection rate, and at the same time reduce the callback rate or false positives. But given that we've just started commercializing this really last year, we're going to need a little bit more time, probably another year to year and a half to collect or accumulate enough data to make that kind of a compelling argument so that it isn't just about how you reduce the treatment, if you will. It's really a matter of—when I say reduce the treatment from cancer that is detected, but how you can actually pay for this by reduce by detecting the cancer earlier and reducing the number of false positives that we have, which is a significant cost to the healthcare system.

I wish I could be more enthusiastic because I don't think in my history in this business that there's been anything more exciting than the earlier detection of cancer. Right now, we're primarily focused on breast cancer, but we're seeing similar benefits in the UK with our program there where the National Health Service has now made it a reimbursable part for providers for getting all of their at-risk lung cancer patients in for annual screening.

I think there needs to be a certain amount of momentum built up for this and other tools that we need to introduce into the marketplace, which we are actively working on right now, to get the attention of a wider group of payors and regulators.

John Ransom

Thank you very much.

Howard Berger

Thank you, John.

Operator

The next question comes from Gary Taylor with JPMorgan. Please go ahead.

Gary Taylor

Well, actually, it's TD Cowen now. JPMorgan is a little bit stale, but nevertheless. Just a couple of questions. First, on the Imaging Center CapEx guide of $130 million, Mark, we've talked a little bit, but is the right way to think about that $130 million is, call it, half, maybe a little more than half of that is kind of routine maintenance CapEx and the other $60 million would really be development CapEx for de novos?

Mark Stolper

Yes. That's not too far off, Gary. We've been spending a lot of money, as you saw in '22 and '23, on the ramp of these de novo centers, which still haven't contributed materially yet to our financials. That spend on growth CapEx and de novo centers is going to bleed here into 2024 as we've got more than a dozen of those centers still in various stages of development and construction. So, 50/50 in terms of our CapEx budget here in 2024 is pretty close to actual.

Gary Taylor

Thanks. Then my second one, just thinking about the number of competitors around AI and cancer diagnosis and AI, like big market, a lot of different players trying to get in that game. In theory, given that you're also an operator, you're not just an AI developer, I would think your go-to-market strategy outside of your own centers would be somewhat advantaged by your own role as an operator versus just a technology company or so forth. Could you talk about that a little bit? Just kind of how you're thinking about how you'll compete with these other folks that have developed breast, in particular, sort of AI solutions?

14

Howard Berger

Yes. That's a good question, Gary. The problem, if you will, with artificial intelligence is who's going to pay for it. I think part of the slow adoption of what I think are some very good tools is the fact that nobody wants to—at least payors—put money out for something that they don't necessarily see a value proposition right now. Whether it's a hospital system or whether it's an outpatient provider, that question of who bears the cost is the one that I think has slowed down almost every AI developer out there into a meaningful revenue stream.

I expect there's going to be a lot of consolidation in the AI space here for two reasons. Number one, as I said, most of the new companies have been unable to demonstrate revenue and are, therefore, having difficulty attracting more venture capital, but also the higher interest rates and the need for a more visible return on investment from venture capital and private equity companies is beginning to have limitations on what they're willing to spend on some AI development. We think that we'll see—and there already has been some groups that have come to us to talk about either being a distributor for them or potentially an acquisition target for us.

I want to emphasize the distributor part of this because part of our platform, which is the DeepHealth OS, is the ability for us to take other AI products and put them onto our platform and offer them up, whether it's internally to our own centers or externally to other customers, and at a far more seamless way than exists right now.

So I think you're right in that we can develop a lot of this and create value for ourselves, even though it may not be on an individual case basis that much, but given the scale that we have. For example, in the breast cancer area, we do in excess of 1.5 million screening mammograms a year and growing. Right now, over a third, probably closer to 35% of all of the women getting screening mammography are electing to have our AI solution that they pay $40 for. If you do that math, it generates by itself almost more revenue for RadNet than almost any other AI radiology product.

As I indicated in my remarks here, scale of operations and data sets are what's going to drive opportunities for AI in the future. But make no mistake about it: it is going to be the future of healthcare and it's going to be very much an important part of what RadNet and all the other imaging providers are going to have to gravitate to if they expect to both compete in the future marketplace as well as deal with some of the intrinsic costs and capacity issues that we're all confronted with now.

Mark Stolper

And Gary, and to your question directly about our potential advantage in development and selling these solutions, Dr. Berger mentioned the data set. We're now north of 100 million digital images and growing by 10 million a year given our current size, which is a huge advantage in terms of developing and training these algorithms.

And secondly, as we deploy them in the RadNet's 366 and growing number of centers, we can be a test bed for our own technology and our algorithms, which then makes external customers that much more comfortable that there's already an install base, there’s already an operator who is using these algorithms effectively, and I think that, that's a huge advantage to selling these solutions externally once, as Dr. Berger mentioned, once these solutions start being more ubiquitous, which is going to occur at such time where there's third-party reimbursement from commercial and other payors.

Howard Berger

That little interlude there reminded me of one other point I want to make. We do have a potential built-in marketplace for ourselves with our hospital joint venture partners. I can't overestimate that enough in that most of these hospital systems will want to use the tools that we're developing, if not for hospitals that are part of our joint venture, but other parts of their systems where we may not be a joint venture partner with them, perhaps in other states or in other areas, number one, and the ability to have a seamless flow of data between inpatient and outpatient, which will create the kind of efficiencies that will help reduce costs.

Right now, I can't remember the number. We probably have 30 or more different large health systems that are...

15

Mark Stolper

We have 24 JVs.

Howard Berger

Yes, but...

Mark Stolper

Encompassing 130 locations.

Howard Berger

Okay. But those hospital systems, they have other hospitals that we’re not necessarily JV with.

Mark Stolper

Sure.

Howard Berger

There's a pretty big marketplace out there where we'll have a very receptive audience that will not only want to potentially use our tools, but to help unify their entire radiology platform on an outpatient and inpatient basis.

Gary Taylor

Thank you.

Operator

The next question comes from Larry Solow with CJS Securities. Please go ahead.

Larry Solow

Great. Good morning gentlemen and I echo the congrats on a solid finish to a really good year.

I guess first question for me, Mark, is I think you mentioned you're targeting I think 8% to 8.5% revenue growth in the Imaging segment all in. If we look at just volume growth in 2023, procedure volume growth, same-store procedure volume growth was actually above kind of that 3% to 4% sort of annual target every quarter. Not saying we're reaching an inflection point, but how do you view that growth last year? What are you kind of targeting this year in that sort of 8% overall, 8.5% overall revenue growth? I realize maybe a couple percentage of that is from acquisitions, but whatever that net is, 6%, 7%. How do you view that volume versus price? Because also on price, if we look last year I think average price per procedure was also up about 3%. How do you kind of view those two components as you look out for this year?

16

Mark Stolper

Sure. On the procedure volume front, typically we've told our stakeholders over the long term we felt that we could grow kind of in the low single digits on a same-center basis. Obviously, that becomes harder the more efficient you get and how the busy at your centers are. But we've been making a lot of capital investments and investments in technology to be able to drive better throughput into our centers to continue to comp in sort of the low to mid-single digits on a same-center basis. Those are investments in these MRI scanners that Dr. Berger talked about that allow for shorter scanning times, the remote technologists which allows us to open up on nights and weekends and get coverage from a labor perspective. We've done a bunch of things at our centers to try to get patients in and out of our centers more quickly with digital check-ins and better clinical protocols and so on and so forth.

Embedded in next year's guidance of 8.5-plus percent growth, we are assuming mid, low single-digit same-store sales performance, which, if you look at 2023, we did even better than that. Throughout the year, we were north of 5%, 6% in terms of our same-center performance. Then the rest of it are the contributions of other centers that either were opened or purchased that weren't in the same-center calculation going from 2023 to 2024.

I think, is it possible that we can do better than that? Yes, absolutely. Given all some of the tailwinds that we talked about in the industry that are trends that are driving more and more of the patient flow out of more expensive hospitals and inpatient imaging towards ambulatory outpatient imaging, a lot of these advances in technology, the benefits that we're seeing in certain modalities like PET/CT, like the PSMA test and the Alzheimer's imaging, which we talked about. I think all of those things are contributing to a more robust than historical same-center potential here for us. So, we'll see how the year kind of unfolds.

Larry Solow

Okay. In terms of just pricing, are you guys—obviously on the government side there’s still a little bit of a headwind there, but as I just look at for the full year average price per procedure was actually up 3%-ish. I realize some of that is just a mix to these higher modalities, but are you getting actual price on your commercial side that more than offsets the inflationary pressures?

Mark Stolper

Yes, we are. Thanks for reminding me to talk about price.

As you mentioned, we are facing a small headwind with Medicare pricing as a result of the lowering of the conversion factor of the Medicare fee schedule by 3.4%. That's not specific to radiology; anybody who bills under the physician fee schedule, the Medicare Physician Fee Schedule regardless of specialty is facing that hit. For us, that's about a $7 million to $8 million headwind, but that is dwarfed by the pricing increases that we're getting from our commercial book of business and from our capitated payors.

In our capitation contracts, although we're very effective in managing utilization, utilization of diagnostic imaging still goes up every year because of all the benefits of technology and the aging population and so on and so forth. As that utilization goes up, we get pricing escalators in these contracts, so we benefit from that each year.

Then on the commercial front, I would say that the payors are more recognizing that we are their partners in trying to move this business and shift this business out of the more expensive hospitals into our freestanding centers. In most of our markets, the hospitals for the inpatient work are charging anywhere between 2x and 5x the prices that we're charging the payors. So the payors recognize that it's far more beneficial to them to getting this business—to shifting the site of care, and they're less concerned about paying RadNet a couple of points or 3%, 4% more to do this type of work. Because we've got a staff of a couple hundred plus marketing representatives whose purpose in life is to go around and call on physician practices and try to get this business into our centers and out of hospital.

We did experience pricing increases, which benefited us last year in our 2023 results, and we've got a number of pricing increases going into effect in 2024 that will impact our revenue positively this year.

17

Larry Solow

Great. If I could just squeeze one more in just on the enhanced breast cancer testing test. I think you mentioned, I think East Coast penetrated or adoption on the East Coast centers was somewhere in the 30-ish range. Curious, has that been—I know it sort of increased during the year last year. Do you expect that number to continue to increase as your marketing efforts improve and you learn more as well? West Coast, is that a similar number in the low 30s from the start, maybe that grows as well?

Mark Stolper

Yes. We are approaching close to 35% adoption rate in EBCD on the East Coast, which is more mature, obviously, than the West Coast. We started rolling out the West Coast in the fourth quarter of last year. We are completed in the rollout here in Southern California. We've got about 18 more centers—by the way, we're completed in Southern California and Arizona. We've got 18 more centers in Northern California and Central California to roll out the EBCD program. These are obviously mammo centers.

What we’ve seen—and the rollout has been a little bit slower on the West Coast than originally intended, but what we are seeing is much higher initial adoption rates on the West Coast. Our West Coast adoption rates currently are over 30%. It took the East Coast many, many months to get to that level. Part of why we're being more successful on the West Coast isn't so much that there's differences in the patient population; it's just that we learned a lot from the East Coast rollout and we took those learnings and we're much more effective at communicating the program to the patients, to the referring physicians. We've done more in-market marketing. We started off with the $40 price here on the West Coast, and when we originally started on the East Coast we were at a $60 price, which created some level of resistance in the adoption rate.

I think we're fairly bullish as we continue to roll out this program, which is embedded in our guidance. In other words, our revenue was close to $13 million in the EBCD program, recognized by the AI division in 2023, and that should go somewhere into the low 20s in 2024. We're talking about 65%-ish growth just in that program within our Digital Health segment in 2024.

Larry Solow

I'm just curious, Howard mentioned it might take a couple of years before you actually get payor coverage. But is it too early to think about or have you gotten interest from outside centers outside of your network for this test?

Howard Berger

Well, I think we do have some interest, but interestingly enough, where it may be coming from are people that self-insure. In at least two of our hospital joint venture groups, they now are extending the EBCD program to their employees and dependents, and in fact in New Jersey, the Barnabas Health System, the RWJ Barnabas Health System, is rolling this out as a benefit that they're going to be paying for, I believe, it's April 1. So we have similar...

Mark Stolper

For their employees and they have about 30,000 employees.

Howard Berger

And dependents.

18

Mark Stolper

And dependents.

Howard Berger

Right. I think this actually may be a different form of marketing before we're going to see adoption by the commercial payors. But one may follow from the other because, if I use New Jersey as an example, their TPA, the third-party administrator, happens to be on the Blue Cross Blue Shield entity Horizon in New Jersey, and they essentially are going to be paying for these procedures as part of the RWJ Barnabas benefit program. Once they see the evidence of how beneficial this is, it may be easier to sell them—meaning Horizon—on a more larger market approach to the use of this.

All of these are tools that I think we're in a unique position to do because of the way we are concentrated in markets and the kind of conversations that we can have by not just being kind of a one-off provider in any particular market.

Larry Solow

Got it. Thank you for all that color. I appreciate it.

Mark Stolper

Thanks, Larry.

Operator

The next question comes from Ed Kressler with Angelo Gordon. Please go ahead.

Ed Kressler

Hey guys, congrats on the great quarter and year, and always thanks for your time to taking the time to speak to us. Appreciate it.

Can you discuss how you're funding the Houston acquisition and the effect on pro forma leverage? Obviously, given what we discussed here in terms of your regional density strategy, should we be thinking about kind of next steps as more M&A, possible JVs in that area, or will you pivot to some de novo activity there?

Then in the context of just kind of spending down some of that balance sheet cash that you derived from the equity offering, can you talk about your comfort level regarding leverage as you spend that down? Thanks so much.

Mark Stolper

Sure. Thanks, Ed. If you remember, when we did the equity raise back in June of last year where we raised about $245 million of net proceeds, we earmarked about $100 million of that $245 million of proceeds to a potential debt paydown. Then in October 1 of last year, we did pay down $30 million of that $100 million, and we communicated at the time we did that, that we wanted to hold on some more of that cash because we had other opportunities that we thought were very accretive for our shareholders, for all of our stakeholders for the use of that cash.

19

When we did that we had the Houston deal in mind. You'll see in our 10-K that we paid about $30 million for that practice. There's other things in our pipeline that will also be a use of those proceeds that we raised back last year in June. That deal will be paid for in cash.

After that, we'll still have a pretty robust cash balance that will continue to use, not only for other investments like M&A but also capital investments in de novo centers, as well as some of the IT investments that we're making.

Clearly, we have a lot of firepower, a lot of capacity. Not only with the $342 million of cash we ended with at year end, we have $195 million unfunded undrawn-upon revolving line of credit. Our net debt leverage ratio is now below 2x, and so we have a lot of debt capacity, so we certainly have the capacity to continue to grow this business and execute on M&A opportunities if they should arise.

Ed Kressler

Got it. Do you think you will pursue a de novo strategy in that area as well, or are you going to kind of just marinate in the market and learn it for a while first?

Mark Stolper

Are you talking specifically about Houston?

Ed Kressler

Yes.

Howard Berger

Yes. I think our strategy in Houston will be similar to what it's been in other new markets that we've entered into, although we haven’t for four years. But we're looking at other acquisition opportunities, probably a couple of de novos and then wait to see who shows an interest, if there is any, from existing hospital operators in that market. But I would say for the next year or two, it will be mostly acquisitions and de novos, but maybe more of an emphasis on the acquisition side of it rather than de novo side of it.

Ed Kressler

Got it. Thank you so much for your time. Appreciate it.

Mark Stolper

Thanks, Ed.

Operator

The next questioner comes from Jim Sidoti with Sidoti & Co. Please go ahead.

Jim Sidoti

Hi. I know it's been a long call, so I'll try and be quick. Thank you for the time, though. A quick one: how many centers do you have operating as of today?

20

Howard Berger

As of today we have 366. Actually, there may be more than that. I take that back because when you say today, you mean in the calendar first quarter so far this year?

Jim Sidoti

Right.

Howard Berger

Yes. Well, we've made some other small acquisitions. We're probably in—and a couple of de novos have finally opened up, if you will, but we're probably somewhere around 370 to 372 right now. We expect by year end with all the activities, some of which we've talked about, de novos and acquisitions to be around 400.

Jim Sidoti

Okay. The revenue guidance you provided last night, does that include the seven centers in Texas and additional centers you expect to come online?

Mark Stolper

Yes. Well, it includes the seven centers in Texas from the point that we end up closing that deal, which will be during the second quarter, we'll close it. It does not include any other acquisitions that have yet to be announced.

Jim Sidoti

Okay. Can you just make a comment on reimbursement rates in Texas and how it compares to reimbursement on the coast?

Howard Berger

I can assure you it's going to be better. The coast is a challenging environment here, both in Arizona as well as California, primarily because in Arizona there’s a large Medicare population. And in Arizona, there's a large managed care population as well as Medicare population. Our original due diligence showed us that we were comfortable with the reimbursement rates in Texas being significantly better than they are in Arizona and California.

Mark Stolper

Yes, with more commercial patients, less government pay, yes.

Jim Sidoti

Okay. All right, and then two more quick ones. The guidance you gave for interest expense for 2024, is that net of any interest income you'll gain on the capital you raised in 2023, or is that just straight interest expense?

21

Mark Stolper

Yes. Thank you for asking that. Yes, it's net of two things. One is it's net of any payments to and from our swap counterparties. It's also net of interest income to be earned on our cash balance, which is how we reported our cash interest expense for this year of 38—excuse me, for 2023 of $38.3 million.

Jim Sidoti

So it's increasing, I assume because of the increase in rates, but as you progress through the year, generate more free cash, you know, assuming rates don't continue to go up, at some point that number should start to come down again? I guess depending on your acquisition activity.

Mark Stolper

Yes. I think in 2023, we received about $14 million on our interest rate swaps from counterparties because of the in the money nature of our swaps.

Jim Sidoti

Mm-hmm. I'm just saying though, overall interest expense, while it's going up this year, you would think at some point because of the strong free cash flow generation you have that, that number should start to at least level off in '25, ‘26, those years.

Mark Stolper

Yes.

Jim Sidoti

Okay. All right. Then the last one from me. On the AI business, is there any pushback at all from the physicians on that product, or are they happy to get the support and they have plenty of other things they can do?

Howard Berger

When you say physicians are you talking about on the radiologists…

Jim Sidoti

Right.

Howard Berger

… or the referring physicians?

Jim Sidoti

No, radiologists. Are radiologists at all giving you any kind of pushback to the AI, or are they happy for the help?

22

Howard Berger

On the contrary. They'd be very upset if we took it away from them.

Jim Sidoti

Yes, okay.

Howard Berger

I think our radiologists and inversely all the radiologists where we introduced this to feel that they have a greater confidence level. It's almost like getting for them a second read, a second opinion, and one that helps them better analyze areas that are less visible to the human eye. It's been an overwhelming success within our radiology community of mammographers.

Jim Sidoti

And I assume they’re not seeing any negative financial impact if this technology gets adopted?

Howard Berger

No, there's no… I mean, that's really up to the patient. The patient can elect to have this value added to their scan or not. It's their choice.

Jim Sidoti

Right. Right. But in terms what the radiologist fees are, their fees are the same whether the patient adopts this—elects to do this or not?

Howard Berger

Yes. Mm-hmm. Yes.

Jim Sidoti

Okay. Just wanted to be clear on that. All right, thank you.

Howard Berger

Thank you.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Dr. Berger for any closing remarks.

Howard Berger

All right. Thank you. Again, I would like to take this opportunity to thank all of our shareholders and stakeholders for their continued support, and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next call.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

23